Exhibit 107.1

Calculation of Filing Fee Table

Form S-8

(Form Type)

Royal Caribbean Cruises Ltd.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 Par Value	Rule 457(c) and (h)	9,500,000	(2)	$39.66	$376,770,000.00	$0.0000927	$34,926.58
Total Offering Amounts								$34,926.58
Total Fee Offsets								-
Net Fee Due								$34,926.58

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of Common Stock registered hereunder includes such indeterminate number of additional shares of Common Stock as may be offered or issued in the future to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Represents 9,500,000 additional shares of Common Stock that will become available for issuance pursuant to the 2008 Amended and Restated Equity Incentive Plan.

(3)	Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, based upon the average of the high and low sales prices of the shares of the Company’s common stock as reported on the New York Stock Exchange on August 5, 2022.